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                                                                    EXHIBIT 99.1

                         CABOT MICROELECTRONICS REPORTS
                    RESULTS FOR FIRST QUARTER OF FISCAL 2005




AURORA, IL, January 27, 2005 - Cabot Microelectronics Corporation (Nasdaq:
CCMP), the leading supplier of chemical mechanical planarization (CMP) polishing slurries to the semiconductor industry, today reported financial results for its first quarter of fiscal 2005, which ended December 31, 2004.


Total revenue for the first fiscal quarter was $67.1 million, down 18.9% from $82.7 million in the prior quarter and down 12.1% from $76.3 million in the first quarter a year ago. The sequential revenue decrease was primarily due to lower demand for the company's products used in dielectric and tungsten applications, the combined revenue of which declined by 19.4% sequentially. The company attributes the decrease in demand to a reduction in wafer starts during the quarter by a number of customers. Revenue from slurries for copper polishing applications was down sequentially by 25.8% due to the remaining impact of lost business with one customer, which the company previously disclosed, as well as selected price reductions. Revenue from the company's products for data storage applications increased sequentially by 21.3%. Average selling price decreased by 2.9% this quarter compared to the prior quarter, primarily due to price reductions, which were partially offset by a higher valued product mix.


Gross profit for the quarter was $33.6 million, down 16.4% from the prior quarter's $40.2 million, and down 9.8% from $37.3 million in the year ago quarter. As a percentage of revenue, gross profit increased to 50.1% this quarter from 48.6% last quarter and 48.8% in the same quarter last year. Gross profit as a percentage of revenue benefited this quarter from a higher valued product mix, as well as higher yields in the company's manufacturing operations. These benefits were partially offset by the effects of price reductions and lower utilization of the company's manufacturing capacity.


Operating expenses of $19.4 million, consisting of research and development, selling and marketing, and general and administrative expenses, decreased by $1.3 million sequentially from $20.7 million last quarter, and were $0.3 million lower than the $19.7 million reported in the same quarter last year.


Net income for the quarter was $9.8 million, down 25.4% from $13.2 million last quarter and down 15.3% from $11.6 million in the same quarter last year. Diluted earnings per share were $0.40 this quarter, compared to $0.53 in the previous quarter and $0.46 in the year ago quarter.


"We believe that the sequential decrease in revenue that we experienced this quarter, which followed two consecutive quarters of record revenue, primarily reflects the impact of a reduction in semiconductor industry output on our business, which is principally wafer-start based," stated William P. Noglows, Cabot Microelectronics' Chairman and CEO. "In our view, this decrease in semiconductor production to reduce excess product inventories was primarily focused on communications devices that represent more mature technologies. Although broad based, the reduction in output was particularly evident among the foundries, which represent a significant portion of our business. As a result, sales of our products for tungsten and


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oxide polishing applications decreased significantly. Further, although we also experienced a sharp sequential decrease in revenue from our copper slurries, sales volume remained solid, adjusting for the loss of one customer which we have discussed in previous quarters. Despite the challenging industry conditions this quarter, we are particularly encouraged by results of our efforts to improve productivity and quality through our Six Sigma initiatives, as demonstrated by our improved manufacturing yields within this lower revenue environment, as well as our control of costs throughout the organization. In particular, we believe these improvements contributed to the increase in gross margin as a percentage of revenue that we achieved this quarter. From our perspective, these improvements, along with our demonstrated business model, position us well for continued profitability and strong cash generation."

CONFERENCE CALL

Cabot Microelectronics' quarterly earnings conference call will be held today at 9:00 a.m. Central Time. The live conference call will be available to all interested parties via webcast from the company's website, www.cabotcmp.com, or by phone at (800) 893-3008. Callers outside the U.S. can dial (706) 634-5531. For those who cannot listen to the live broadcast, a replay will be available through February, 17, 2005 by calling (800) 642-1687 or (706) 645-9291, and using access code 3166676, or via webcast at www.cabotcmp.com. A transcript of the formal comments made during the conference call will be available in the Investor Relations section of the company's website.

ABOUT CABOT MICROELECTRONICS

Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the leading supplier of CMP slurries for polishing various materials used in semiconductor manufacturing processes. The company's products play a critical role in the production of the most advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers. For more information about Cabot Microelectronics Corporation visit www.cabotcmp.com or contact Mr. David H. Li, Director of Investor Relations, at (630) 499-2600.

SAFE HARBOR STATEMENT

This news release may include statements that constitute "forward-looking statements" within the meaning of federal securities regulations. These forward-looking statements include statements related to future sales and operating results, company and industry growth and trends, growth of the markets in which the company participates, international events, product performance, new product introductions, development of new products and technologies, and construction of new facilities by Cabot Microelectronics. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements. In particular, see "Risks Relating to Our Business" in Management's Discussion and Analysis in our annual report on Form 10-K for the fiscal year ended September 30, 2004, filed with the SEC and available on our website, www.cabotcmp.com. Cabot Microelectronics Corporation assumes no obligation to update this forward-looking information.

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CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited in thousands, except per share amounts)


                                                               Quarter Ended
                                                 ----------------------------------------------
                                                   Dec. 31,         Sept. 30,         Dec. 31,
                                                     2004             2004             2003
                                                 ------------     ------------     ------------
    Revenue                                      $     67,084     $     82,714     $     76,279

    Cost of goods sold                                 33,472           42,498           39,026
                                                 ------------     ------------     ------------

          Gross profit                                 33,612           40,216           37,253

    Operating expenses:

       Research and development                         9,544           10,979           10,723

       Selling and marketing                            4,176            3,844            3,783

       General and administrative                       5,580            5,819            5,124

       Amortization of intangibles                         85               85               85
                                                 ------------     ------------     ------------

          Total operating expenses                     19,385           20,727           19,715
                                                 ------------     ------------     ------------

    Operating income                                   14,227           19,489           17,538

    Other income (expense), net                           487              117               36
                                                 ------------     ------------     ------------

    Income before income taxes                         14,714           19,606           17,574

    Provision for income taxes                          4,885            6,439            5,976
                                                 ------------     ------------     ------------

          Net income                             $      9,829     $     13,167     $     11,598
                                                 ============     ============     ============


Basic earnings per share                         $       0.40     $       0.53     $       0.47
                                                 ============     ============     ============

Weighted average basic shares outstanding              24,638           24,689           24,733
                                                 ============     ============     ============


Diluted earnings per share                       $       0.40     $       0.53     $       0.46
                                                 ============     ============     ============

Weighted average diluted shares outstanding            24,721           24,783           24,994
                                                 ============     ============     ============


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CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)


                                                                               December 31,     September 30,
                                                                                  2004               2004
                                                                              -------------     -------------
                          ASSETS:

Current assets:
     Cash and cash equivalents                                                $     169,796     $     157,318
     Accounts receivable, net                                                        32,596            41,347
     Inventories, net                                                                30,480            24,474
     Other current assets                                                             7,368             6,542
                                                                              -------------     -------------
        Total current assets                                                        240,240           229,681

Property, plant and equipment, net                                                  128,526           127,794
Other long-term assets                                                                5,547             5,816
                                                                              -------------     -------------
        Total assets                                                          $     374,313     $     363,291
                                                                              =============     =============


        LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
     Accounts payable                                                         $      12,429     $      13,080
     Capital lease obligations                                                        1,111             1,272
     Accrued expenses, income taxes payable and other current liabilities            15,668            18,023
                                                                              -------------     -------------
        Total current liabilities                                                    29,208            32,375

Capital lease obligations                                                             6,153             6,385
Deferred income taxes and other long-term liabilities                                 9,091             8,909
                                                                              -------------     -------------
        Total liabilities                                                            44,452            47,669

Stockholders' equity                                                                329,861           315,622
                                                                              -------------     -------------
        Total liabilities and stockholders' equity                            $     374,313     $     363,291
                                                                              =============     =============